Certificate of Amendment to Articles of Incorporation
                      For Nevada Profit Corporations
       (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                          - Remit in Duplicate -

1.   Name of corporation:  SaiphT Corporation

2. The articles have been amended as follows (provide articles numbers, if available):

     Article I of the Articles of Incorporation is amended to read as follows: "The name of the corporation is Caneum, Inc."

     Section 1 of Article IV of the Articles of Incorporation is amended to read as set forth in Attachment "A" attached hereto and incorporated herein.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
1,735,000.

4.   Officer Signature (Required):

     /s/ Suki Mudan, President               /s/ Lynn Carlson, Secretary


* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class of series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

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                              ATTACHMENT "A"

Section 1 of Article IV of the Articles of Incorporation to read as follows:

          Section 1. The corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares this corporation is authorized to issue is one hundred twenty million (120,000,000). The number of shares of Common Stock authorized is one hundred million (100,000,000) shares, par value $0.001 per share. The number of shares of Preferred Stock authorized is twenty million (20,000,000) shares, par value $0.001.

          A.   Common Stock.

               1. Voting Rights. Except as otherwise expressly provided by law or in this Article IV, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation.

               2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

               3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

               4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein, or in the bylaws of the corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

     B. Preferred Stock. Authority is hereby vested in the Board of Directors to prescribe the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock.